EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: Seth Van Voorhees – (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com	Website: www. apfc.com

AMERICAN PACIFIC SIGNS AGREEMENT TO ACQUIRE
AEROJET-GENERAL’S IN-SPACE PROPULSION BUSINESS

Las Vegas, NV, April 26, 2004 – American Pacific Corporation (NASDAQ: APFC) announced today that it has agreed to acquire the in-space propulsion business (ISP Business) from Aerojet-General Corporation (Aerojet) for approximately $3.5 million in cash and the assumption of certain liabilities.  The agreement includes customary closing conditions and requires the receipt of Federal Trade Commission approval of the transaction.  The transaction is expected to close in the second half of 2004.

In October 2003, Aerojet acquired Atlantic Research Corporation’s propulsion business, including the ISP Business.  As a condition to the Federal Trade Commission’s approval of that acquisition, Aerojet is required to divest the ISP Business.

The ISP business, a leading supplier of commercial and military propulsion products, is the world’s largest producer of bipropellant thrusters.  The ISP business has operations in Niagara Falls, New York, and in Westcott, England.  In 2003, the ISP business had sales of approximately $13 million.

“One of our strategies is to invest in and grow our aerospace and defense business.  This transaction will allow American Pacific to offer a broad array of products and service to aerospace and defense customers.  We believe that by combining our expertise in energetic materials with ISP management’s expertise in the design, development and testing of thrusters, we will be able to accelerate the development of new products for customers in this industry” said John R. Gibson, CEO of American Pacific.

American Pacific is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and explosives.

Aerojet, a GenCorp Inc. company (NYSE: GY) is a world-recognized aerospace and defense leader principally serving the missile and space propulsion, and defense and armaments markets.

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively, as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports.

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3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NV  89109
PHONE (702) 735-2200 • FAX (702) 735-4876

Exhibit 99.1 – Page 1